UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2018

CERECOR INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)

400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c), (e)

On April 23, 2018, Cerecor Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with James A. Harrell, Jr. for him to serve as the Company’s Executive Vice President, Marketing and External Communications.

Mr. Harrell has a broad breadth of pharmaceutical and biotech industry experience.  Since May 2013 he has been a Principal with the NSCI Group, Inc., focusing on new business development and brand strategies.  From June 2011 to April 2013, Mr. Harrell was Vice President and General Manager of Specialty Pharmaceuticals and prior to that, from January 2011 to June 2011, he served as the Vice President of Specialty Pharmaceuticals for Covidien Pharmaceuticals.  From February 2007 to October 2010 he was the Vice President of Markets with MedImmune, Inc., responsible for the global infectious disease franchise.  From January 1999 until February 2007, Mr. Harrell held various positions with Centocor, Inc. with increasing levels of responsibility and management regarding the marketing of various products.  He holds a BS degree in Business Administration, with a double major in Marketing and Economics, from Samford University.

Mr. Harrell is 48 years old and has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Harrell had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Pursuant to the Employment Agreement, Mr. Harrell will commence full-time employment with the Company on May 7, 2018 at an initial base salary of $310,000 per year, subject to review and adjustment by the Board from time to time.  The Compensation Committee of the Company has also granted Mr. Harrell an option to purchase 125,000 shares of the Company’s common stock, which will vest over four years, as described in the Employment Agreement. Mr. Harrell will be eligible for discretionary annual bonus with a target of 40% of his base salary that may consist of cash and/or grants of equity awards of the Company.

Mr. Harrell will be eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to other senior executives of the Company.

If Mr. Harrell’s employment is terminated by the Company without “Cause” or by Mr. Harrell for “Good Reason” (each as defined in the Employment Agreement), in each case subject to Mr. Harrell entering into and not revoking a separation agreement in a form acceptable to the Company, Mr. Harrell will be eligible to receive:

•                  accrued benefits under the employment agreement;

•                  subject to complying with obligations set forth in the Employment Agreement, continued payment of Mr. Harrell base salary for twelve consecutive months;

•                  a prorated annual bonus earned in the year in which the termination occurs, payable when such annual bonuses are paid to other executive employees of the Company;

•                  full vesting of options awarded by the Company; and

•                  if he timely elects and remains eligible for continued coverage under COBRA, the COBRA premiums necessary to continue the health insurance coverage in effect for Mr.

Harrell and his covered dependents prior to the date of termination, until the earliest of (x) the first anniversary of his termination, (y) expiration of Mr. Harrell’s continuation coverage under COBRA, or (z) the date when Mr. Harrell is eligible for substantially equivalent health insurance.

Subsequent to any termination, Mr. Harrell will be subject to a confidentiality covenant, a six-month non-competition covenant, and a one-year non-solicitation and non-interference covenant.

On April 23, 2018, the Company and Robert Moscato, the Company’s former President and Chief Operating Officer, entered into a separation and release agreement (the “Separation Agreement”).  As disclosed in a Form 8-K filed on April 2, 2018, Mr. Moscato resigned from his position at the Company effective March 27, 2018 (the “Separation Date”).

Pursuant to the Separation Agreement, Mr. Moscato will receive: (i) continued payments of his base salary for a total of eight months from the Separation Date, and (ii) payments of applicable COBRA premiums for the lesser of eight months following the Separation Date or until Mr. Moscato becomes eligible for substantially equivalent insurance benefits from another employer.

The foregoing summaries of the material terms of the Employment Agreement and the Separation Agreement are qualified in their entirety by reference to the complete text of the agreements, copies of which are filed as Exhibit 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                              Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated April 23, 2018, by and between Cerecor Inc. and James A. Harrell, Jr.

10.2	Separation and Release Agreement, dated April 23, 2018, by and between Cerecor Inc. and Robert Moscato.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERECOR INC.

Date: April 27, 2018	/s/ Peter Greenleaf
Peter Greenleaf
Chief Executive Officer